EXHIBIT 99.1

                                [SIX FLAGS LOGO]

                   SIX FLAGS ANNOUNCES FIRST QUARTER REVENUES
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            o     Revenues Increase 35% Reflecting Easter Holiday Shift

            o Guest Spending Per Capita Increases 13% on Across the Board Spending Growth

            o Total Revenue Per Capita Reaches Record $47.11 Driven by Healthy In-park Guest Spending and Increased Sponsorship and International Fees

            o     No Quarterly Dividend to be Declared on PIERS

New York, NY - April 17, 2008 - Six Flags, Inc. (NYSE: SIX) announced today its revenues, attendance and per capita guest spending for the first quarter of 2008. Mark Shapiro, President and Chief Executive Officer of Six Flags, Inc., stated: "Our first quarter performance confirms that a re-energized Six Flags is clearly resonating with families in search of high-quality entertainment that is affordable and close to home."

Total revenues of approximately $68 million increased 35% over the prior-year quarter, while total attendance grew by 19% to over 1.4 million. Attendance was positively impacted by the timing of Easter, which shifted from the second quarter in 2007 to the first quarter in 2008. First quarter results historically represent up to approximately 5% of the Company's full year attendance.

Revenues for the first quarter also reflected increases in per capita guest spending, which grew $4.51 to $38.95, a 13% increase over the per capita guest spending of $34.44 for the first quarter of 2007. Guest spending increases were across the board, reflecting higher admissions, food and beverage, rentals, retail, games, parking and other revenues.

"The increases we're witnessing in revenues per guest are a direct result of the investments we've made and the improvements we're delivering to our guests as part of the overall in-park experience," noted Shapiro.

Revenue growth was also driven by sponsorship and international fees, which increased $3.3 million to $11.1 million for the first quarter. This growth, combined with the increased guest spending, resulted in a 13% increase in total revenue per capita to $47.11 in the current quarter from $41.51 in the first quarter of 2007.

Regarding the current state of the economy and its potential impact on the upcoming season, Shapiro added: "With the cost of airline tickets going up and the hassle and frustration of air travel increasing, we believe Six Flags is well-positioned to be a preferred entertainment option this summer."

PIERS Dividend

The Company also announced that its Board of Directors decided not to declare and pay a quarterly dividend on its outstanding Preferred Income Equity Redeemable Securities ("PIERS") for the quarter ending May 15, 2008, each such PIERS representing one one-hundredth of a share of the Company's 7 1/4% Convertible Preferred Stock.

Under the terms of the PIERS, dividends are not required to be paid currently and any unpaid dividends accumulate without interest. The Board's decision not to declare and pay the May 15, 2008 dividend does not violate any covenants under any of the Company's debt agreements. The Company's deficit in stockholders' equity,(1) the overall state of the credit markets and the fact that unpaid dividends accumulate on an interest-free basis, were factors that the Board considered in reaching its decision not to declare and pay the quarterly dividend. The Board will continue to evaluate all facts and circumstances, including relevant legal restrictions, prior to any future PIERS payments.

As it enters its core operating season, the Company reiterated that it has ample cash and liquidity to fund its current operating needs and is comfortably in compliance with the one financial covenant included in its $275 million revolving credit facility. As of March 31, 2008, the Company had approximately $13 million in unrestricted cash and $131 million available (after reduction for outstanding letters of credit of approximately $29 million) on its $275 million revolving credit facility.

About Six Flags

Six Flags, Inc. is the world's largest regional theme park company with 21 parks across the United States, Mexico and Canada. Founded in 1961, Six Flags has provided world class entertainment for millions of families with cutting edge, record-shattering roller coasters and appointment programming with events like the popular Thursday and Sunday Night Concert Series. Now 47 years strong, Six Flags is recognized as the preeminent thrill innovator while reaching to all demographics - families, teens, tweens and thrill seekers alike - with themed attractions based on the Looney Tunes characters, the Justice League of America, skateboarding legend Tony Hawk, The Wiggles and Thomas the Tank Engine. Six Flags, Inc. is a publicly-traded corporation (NYSE:SIX) headquartered in New York City.



Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags' success in implementing its new business strategy. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2007, which is available free of charge on Six Flags' website http://www.sixflags.com.

                                      # # #

                 Media Contact: Sandra Daniels - (212) 652-9360

              Investor Relations: William Schmitt - (203) 682-8200


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(1) As disclosed in its 2007 Annual Report on Form 10-K, the Company adopted
EITF Topic D-98 "Classification and Measurement of Redeemable Securities," as amended at the March 12, 2008 meeting of the Emerging Issues Task Force. The adoption of this accounting pronouncement required a $382.4 million non-cash reduction to stockholders' equity, resulting in a $252.6 million stockholders' deficit as of December 31, 2007.